Filed Pursuant to
                                                                 Rule 424(b)(3)
                                                             File No. 333-37635

                         PRICING SUPPLEMENT NO. 39 DATED
                         JANUARY 27, 1999 TO PROSPECTUS
                       DATED JULY 31, 1998 AND PROSPECTUS
                         SUPPLEMENT DATED JULY 31, 1998

                           BOEING CAPITAL CORPORATION

                           Series X Medium-Term Notes
                   Due Nine Months or More From Date of Issue

         Except as set forth herein, the Series X Medium-Term Notes offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated July 31, 1998, as amended and supplemented by the Prospectus Supplement dated July 31, 1998 (the "Prospectus").

Aggregate Principal Amount: $40,000,000

Original Issue Date
 (Settlement Date):         February 1, 1999

Stated Maturity Date:       January 30, 2004

Base Rate:                  LIBOR

Index Currency:             U.S. Dollars

Designated LIBOR Page:      LIBOR Telerate Page 3750

Spread:                     58 basis points

Initial Interest Rate:      Base Rate plus Spread, as determined on January 28,
                            1999

Index Maturity:             Three months

Interest Payment Dates:     Commencing May 1st, 1999 and thereafter on the 1st
                            calendar day of each February, May, August &
                            November up to and including the Maturity Date

Interest Reset Period:      Quarterly

Calculation Agent:          Bankers Trust Company

Interest Reset Dates:       The 1st calendar day of each February, May, August
                            & November

Interest Determination
Dates:                      The second London Business Day preceeding each
                            Interest Reset Date

Type of Notes Issued:       [X] Senior Notes          [ ] Fixed Rate Notes
                            [ ] Subordinated Notes    [X] Floating Rate Notes

Optional Redemption:        [ ] Yes
                            [X] No

Form of Notes Issued:       [X] Book-Entry Notes
                            [ ] Certificated Notes

CUSIP Number:               09700WBZ5



                              PURCHASE AS PRINCIPAL

        This Pricing Supplement relates to $40,000,000 aggregate principal amount of Notes that are being purchased, as principal, of which $20,000,000 is being purchased by Chase Securities Inc. ("Chase") and of which $20,000,000 is being purchased by Deutsche Bank Securities Inc. ("Deutsche Bank Securities") (collectively, the "Agents") for resale to investors at varying prices related to prevailing market conditions at the time or times of resale as determined by Chase and Deutsche Bank Securities. Net proceeds payable by Chase and Deutsche Bank Securities to Boeing Capital Corporation (the "Company") will be 99.781% of the aggregate principal amount of the Notes or $39,912,400 before deduction of expenses payable by the Company. In connection with the sale of the Notes, Chase and Deutsche Bank Securities may be deemed to have received compensation from the Company in the form of underwriting discounts in the aggregate amount of
 .219% or $87,600.


                               RECENT DEVELOPMENTS

         On December 3, 1998, Standard & Poor's Corp. ("S & P") announced that in conjunction with a downgrading of Boeing's credit ratings it simultaneously lowered its ratings on the Company's senior unsecured debt, subordinated debt and commercial paper from AA-, A+ and A-1+ to A+, A and A-1, respectively. S & P reiterated that the Company's rating outlook remains "developing," due to the continuing uncertainty regarding Boeing's plans for the Company as described more fully in the discussion of S & P's prior downgrade of the Company set forth in Item 5 of the Company's Report on Form 10-Q for the period ended September 30, 1998.

        On September 15, 1998, Moody's Investors Service placed Boeing and the Company's debt ratings on review for possible downgrade. On December 21, 1998, Moody's Investors Service announced that in conjunction with a downgrading of Boeing's credit ratings it confirmed (without change) the ratings of the Company's senior unsecured debt, subordinated debt and commercial paper as A3, Baa1 and Prime-1, respectively.